Exhibit 19.1

Bitwise Investment Advisers, LLC

Insider Trading Policy

Defined terms have the meaning set forth in the compliance manual for Bitwise Investment Advisers, LLC.

Policy

Employees are strictly forbidden from engaging in Insider Trading, either personally or on behalf of Bitwise’s Clients or Investors. Bitwise’s Insider Trading Policy applies to all Employees, as well as any transactions in any securities by family members, trusts, or corporations, directly or indirectly controlled by such persons. The policy also applies to transactions by corporations in which the Employee is an officer, director, or 10% or greater stockholder, as well as transactions by partnerships of which the Employee is a partner unless the Employee has no direct or indirect control over the partnership.

Procedures for Recipients of Material Nonpublic Information

If an Employee has questions as to whether they are in possession of Material Nonpublic Information, they should inform the CCO as soon as possible. The CCO will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in Insider Trading, an Employee:

•
Must immediately report the potential receipt of Material Nonpublic Information to the CCO;
•
Must not trade the securities or Digital Assets of any company about which they may possess Material Nonpublic Information, or derivatives related to the issuer in question;
•
Must not discuss any potentially Material Nonpublic Information with colleagues, except as specifically required by their position; and
•
Must not conduct research, trading, or other investment activities regarding a security or Digital Asset for which they may have Material Nonpublic Information until the CCO determines an appropriate course of action.

If the CCO determines that the information is material and nonpublic, the CCO will prepare a written memorandum describing the information, its source, and the date that the information was received. The CCO may also maintain a list of these restricted securities and Digital Assets (the “Restricted List”) which will be posted on the Platform. Bitwise and its Employees will not place any trades in securities or Digital Assets for which it has Material Nonpublic Information. Depending on the relevant facts and circumstances, the CCO may also take some or all of the following steps, depending on the facts and circumstances:

•
Review Bitwise’s Insider Trading policies and procedures with the affected Employee(s);

•
Initially ask the affected Employee(s) to execute written agreements that they will not disclose the potentially Material Nonpublic Information to others, including colleagues;
•
Periodically ask the affected Employee(s) to sign certifications that they have not improperly shared the information;
•
Require the affected Employee(s) to institute enhanced information security practices;
•
Implement a shared office space policy or clean desk policy outlining appropriate methods of protecting Material Nonpublic Information;
•
Change the location of the affected Employee’s(s’) workspace(s);
•
Review the emails of the affected Employee(s) more frequently;
•
Review Bitwise’s Insider Trading policies and procedures with all Employees;
•
Inform Bitwise’s other Employees that the affected Employee(s) may be in possession of Material Nonpublic Information;
•
Remind the other Employees that they should take reasonable steps to avoid inadvertent receipt of the information;
•
Forbid other Employees from seeking to obtain the information; and
•
Conduct keyword searches of all Employee emails for the information in question.

Trading in affected securities and Digital Assets may resume, and other responses may be adjusted or eliminated, when the CCO determines that the information has become public and/or immaterial. At such time, the CCO will amend the memorandum noted above as well as any Restricted List, if applicable, to indicate the date that trading was allowed to resume and the reason for the resumption.

Selective Disclosure

Nonpublic information about Bitwise’s investment strategies, trading, and Client or Investor holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. Employees must never disclose proposed or pending trades or other sensitive information to any third party without the prior approval of the CCO. Federal Securities Laws may also prohibit the dissemination of such information.

For the avoidance of doubt, this Selective Disclosure policy shall not prevent Bitwise Index Services from publishing the contents of any indices for which it serves as the index provider, administrator or owner in the appropriate online forum.

Relationships with Potential Insiders

Bitwise’s Clients, Investors, third-party research providers, and advisors may possess Material Nonpublic Information. Access to such information could come as a result of, among other things:

•
Being employed by an issuer (or sitting on the issuer’s board of directors);

•
Working for an investment bank, consulting firm, supplier, or customer of an issuer;
•
Employment by a third-party investment advisory firm;
•
Accessing an Alpha-capture system that receives information from insiders;
•
Sitting on an issuer’s creditor committee;
•
Serving as an elected official, or otherwise being involved in nonpublic political processes;
•
Meetings or idea dinners with founders, venture capitalists, investment bankers or other connected individuals;
•
Personal relationships with connected individuals; and
•
A spouse or spousal equivalent’s involvement in any of the preceding activities.

Individuals with access to Material Nonpublic Information may have an incentive to disclose the information to Bitwise due to the potential for personal gain. Employees should be extremely cautious about investment recommendations, or information about issuers, that it receives from Clients, Investors, third-party research providers, and advisors. Employees should inquire about the basis for any such recommendations or information, and should consult with the CCO if there is any appearance that the recommendations or information are based on Material Nonpublic Information.

Conducting Research

The Company’s portfolio management process is partially informed by external research obtained from third parties. However, the Company does not seek to obtain Material Nonpublic Information and has adopted specific policies to ensure compliance with this objective and to mitigate and avoid the inadvertent receipt of Material Nonpublic Information during the completion of any research its Employees may conduct.

The following is a non-exhaustive list of sources of information and methods by which investment personnel typically conduct research:

•
Customized or narrowly disseminated research that is typically made available by other third-party research providers in exchange for direct payment – this could include reports provided by boutique research firms or web-crawlers;
•
Communications with public company insiders, including representatives of a company’s investor relations department;
•
Channel checks including direct conversations with consumers, competitors, or suppliers of a subject company or the use of industry surveys, whether conducted by Bitwise or a third-party vendor;
•
Communication with political participants; and
•
Communications with industry experts.

Obtaining Research from Other Third-Party Research Providers

Employees must obtain the prior written consent of the CCO prior to obtaining any private research from a new third-party research provider. The CCO will perform appropriate due diligence of such third-party research providers to ensure such providers have adopted appropriate procedures to prevent the misuse of Material Nonpublic Information. When appropriate, the Company or an affiliate may require that the provider enter into a written agreement with the Company that includes representations relating to the misuse of Material Nonpublic Information. The CCO maintains a log of Third-Party Research Providers and all external advisory services communications.

Research Communications with Public Company Insiders

Employees must consult with the CCO prior to communicating with any public company insider in order to conduct research. These procedures do not apply to:

•
Communications of a personal nature between an Employee and a company insider with whom the Employee has a pre-existing personal relationship;
•
Communications that take place in a public forum or quasi-public forum; for example, on an earnings call or during a conference discussion at which attendance is not limited or exclusive; or
•
Communications that occur in the ordinary course of business between Employees and personnel at a public company that provides goods or services to the Company, where the communication does not relate to any research being conducted by the Company.

If an Employee communicates with a public company insider for purposes of conducting research, the CCO will maintain a record of such communication.

Obtaining Research from Political Participants

From time to time, the Company may communicate with certain federal or state Government Personnel or engage with political lobbyists or political intelligence firms or in order to obtain general information. When doing so, Employees shall not seek or encourage disclosure of any Confidential Government Information.

Employees must consult with the CCO prior to seeking research or other information from participants in nonpublic political processes, including lobbyists, political intelligence firms, and Government Personnel. The CCO may on occasion chaperone any meetings or telephone calls with the information provider. The Company will perform appropriate due diligence of any political intelligence firms to ensure such firms have adopted appropriate procedures to prevent the misuse of Material Nonpublic Information. When appropriate, the Company or an affiliate may require that the provider enter into a written agreement with the Company that includes representations relating to the misuse of Material Nonpublic Information. In addition, on at least an annual basis, the Company will take steps to verify that the political intelligence firm continues to follow procedures to prevent the misuse of Material Nonpublic Information.

Employees shall make a reasonable determination as to whether any information they receive from lobbyists, political intelligence firms, or Government Personnel constitutes Confidential Government Information. In the event that the Company inadvertently receives Confidential Government Information, the CCO will determine what effect, if any, possession of the information has on a Client’s investment strategy, and will take such remedial action as it determines necessary in order to prevent potential violations of applicable laws or regulations pertaining to the Confidential Government Information. In the

event such information concerned any public companies, such companies would be placed on a Restricted List.

Utilizing Industry Experts for Research

Employees in the research group may consult with industry experts as part of the Company’s research process. Employees who wish to speak with an industry expert must:

•
Provide background information about the prospective industry expert to the CIO prior to engaging in communications;
•
Obtain approval from the CCO for the communication program vetted by the CIO;
•
Inform the expert prior to or at the beginning of the meeting about the topics likely to be discussed to confirm that the expert is allowed to discuss such topics;
•
Inform the expert prior to or at the beginning of the meeting that the Company does not want to receive any information:
o
the expert is prohibited from disclosing, or
o
that may be Material Nonpublic Information;
•
Confirm if the expert is a Client or an Investor;
•
If a payment is to be made to any expert, confirm in advance that the expert is permitted by to engage in paid consultations; and
•
Immediately report the receipt of any potentially Material Nonpublic Information to the CCO.

Before approving any conversations arranged by an expert network or political intelligence firm, the CCO will obtain and review the relevant company’s policies prohibiting experts from disclosing Material Nonpublic Information. The CCO may undertake additional reviews of industry experts, which may include: attending meetings on occasion with such industry experts in order to understand the types of information discussed; reviewing sampled email correspondence involving industry experts; and monitoring the frequency with which various experts are being used.

Pre-Set 10b5-1 Trading Plans

Rule 10b5-1 under the Exchange Act may permit pre-planned trading in Securities about which an individual or entity possesses Material Nonpublic Information. By documenting a 10b5-1 plan prior to the receipt of Material Nonpublic Information, Bitwise or its Employees may be able to show that trades were not made based on the Material Nonpublic Information. A 10b5-1 plan must be established in good faith prior to the receipt of Material Nonpublic Information, must define specific trading parameters that will be followed consistently, and must be implemented by a third party. Neither Bitwise nor any Employee may establish or trade on a 10b5-1 plan without written pre-approval from the CCO.

Rumors

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of Federal Securities Laws. Such conduct is contradictory to Bitwise’s Code of Ethics, as well as the Company’s expectations regarding appropriate behavior of its Employees. Employees are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity.

This policy is not intended to discourage or prohibit appropriate communications between Employees of Bitwise and other market participants and trading counterparties. Employees should consult with the CCO regarding questions about the appropriateness of any communications.

Value-Added Investors

The Private Funds may accept investments from so-called “value-added” Investors. Although the term value-added Investor is not defined in the Advisers Act or elsewhere, it is generally understood to refer to an Investor who may provide some benefit to the adviser (such as industry expertise or access to individuals in the Investor’s network) beyond just the value of their investment. Examples of such Investors could include, without limitation, executive-level officers or directors of a company or personnel that are affiliated with other investment advisers and/or private funds.

Due to the nature of their position, such Investors may possess Material Nonpublic Information. Therefore, Employees should always remain alert to the possibility that they could inadvertently come into possession of Material Nonpublic Information when communicating with such Investors. Employees should refrain from discussing potentially sensitive topics (e.g., specific information about the Investor’s employer) with a known value-added Investor.

If there is any question as to whether information received from an Investor could be Material Nonpublic Information, Employees are expected to notify the CCO immediately, and otherwise to act in accordance with the procedures described above.